EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest PURCHASE AGREEMENT (this “Agreement”) is effective as of July 1, 2021, by and between Terra Tech Corp., a Nevada corporation (the ”Purchaser”) and Nicholas Kovacevich and Dallas Imbimbo, each an individual (individually, a “Seller” and collectively the “Sellers” and together with Purchaser, each a “Party” and collectively, the “Parties”).

RECITALS

A. As of the date of this Agreement, each Seller owns fifty percent (50%) of the issued and outstanding limited liability company membership interests (the “Membership Interests”) of Halladay Holding, LLC, a California limited liability company (the “Company”).

B. The Company owns the real property located at 3242 S. Halladay St., Santa Ana, CA 92705 (the “Property”).

C. Each Seller desires to sell the Membership Interests to Purchaser, and Purchaser desires to purchase the Membership Interests from Sellers, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, Purchaser hereby receives, acquires and accepts from each Seller, and each Seller hereby contributes, transfers, assigns, conveys and delivers to Purchaser, in consideration of the Purchase Consideration (as defined in Section 1.2 below), all of Seller’s right, title and interest in and to the Membership Interests, in accordance with the terms of the Second Amended and Restated Operating Agreement of the Company, dated September 30, 2020 (the “Company Operating Agreement”), free and clear of all liens, claims, interests, encumbrances, charges, claims, community property interests, pledges and other security interests, conditions, equitable interests, options, rights of first refusal, or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership of any nature (collectively, “Encumbrances”), other than any restrictions under the Securities Act of 1933, as amended (together with all rules and regulations promulgated thereunder, the “Securities Act”) or applicable state securities laws.

1.2 Purchase Consideration and Payment. In consideration for the Membership Interests, Purchaser shall, subject to Section 5.3 below, pay to each Seller a cash amount equal to Four Million Six Hundred Thousand Four Hundred Ninety Five and 39/100 Dollars ($4,600,495.39) (the “Purchase Consideration”). The Parties acknowledge and agree that the Property is subject to that certain Note Secured by Deed of Trust, dated as of May 1, 2019, in favor of Fidelity Mortgage Lenders, Inc. (the “Mortgage”) and that the Mortgage will remain outstanding following the Closing (as defined below).

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ARTICLE 2
THE CLOSING

2.1 The Closing. The closing (the “Closing”) of the Transactions (the “Transactions”) shall be by electronic transmission to the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt at 12:00 P.M. Eastern Time within one (1) Business Day following satisfaction or waiver of all of the closing conditions set forth in Article 6 hereof (other than those that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by Purchaser and Seller (the “Closing Date”).

2.2 Effects of Closing. Effective as of the Closing: (i) each Seller shall be deemed to have withdrawn from the Company and shall no longer be a Member (as such term is defined in the Company Operating Agreement), and (ii) Purchaser shall be admitted as the sole Member of the Company.

2.3 Closing Deliverables. At Closing:

(a) Each Seller shall deliver to Purchaser:

(i) such other material certificates, instruments or documents as may be reasonably necessary or appropriate to carry out the terms of this Agreement, each in form and content satisfactory to Purchaser (in its reasonable discretion).

(b) Purchaser shall deliver to each Seller:

(i) by wire transfer of immediately available funds to an account designated by such Seller on the Closing Date, such Seller’s Purchase Consideration.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller represents and warrants to Purchaser that the statements contained in this Article 3 are true and correct as of the date hereof.

3.1 Authority of Seller. Seller has full power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

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3.2 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

3.3 Capitalization.

(a) Each Seller is the record owner of and has good and valid title to 50% of the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon Closing of this Agreement, Purchaser shall own all of the Membership Interests, free and clear of all Encumbrances.

(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the organizational documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

3.4 No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

3.5 No Conflicts. Except as set forth in Section 3.5 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Company; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the Transactions.

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3.6 Title to and Sufficiency of Assets. The Company has good and valid title to all assets, properties, rights and interests of the Company, whether tangible or intangible, personal or mixed and wherever located, including without limitation, the Property. Except as set forth in Section 3.6 of the Disclosure Schedules, all such properties and assets (including leasehold interests) are free and clear of Encumbrances.

3.7 Permits. Except as otherwise set forth in Section 3.7 of the Disclosure Schedule, all Permits issued to the Company by any Governmental Entity are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits. Except as otherwise set forth in Section 3.7 of the Disclosure Schedule, the Company is in compliance in all material respects with such Permits.

3.8 Contracts. Section 3.8 of the Disclosure Schedules includes a list of all contracts and agreements (“Contracts”) to which the Company is a party or pursuant to which any of the Company’s assets have been pledged or are bound, including all leases. All of the Contracts are valid, binding and in full force and effect with respect to the Company and, to the Knowledge of the Company, each counter-party thereto, and the Company has not been notified or advised in writing by any party thereto of such party’s intention or desire to terminate any such Contract in any respect. There are no material disputes pending or threatened under any Contract. Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the material terms or covenants of any Contract.

3.9 Taxes. All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns, schedules and claims for refund) (“Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.

3.10 Undisclosed Liabilities/Encumbrances. Except for Liabilities and Encumbrances disclosed on Section 3.10 of the Disclosure Schedules, the Company and the Property have no Liabilities or Encumbrances.

3.11 Insurance. Section 3.11 of the Disclosure Schedules includes a list of all of the Company’s active insurance policies and fidelity bonds covering the Company and the Property (collectively, the “Insurance Policies”). The Company is not in violation or breach of or default under any of its obligations under any such Insurance Policy. The Company has not received any written notice that any Insurance Policy has been canceled or cover prejudiced or suspended. There are no material claims individually or in the aggregate by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy, as applicable, in writing or in respect of which such underwriters have reserved their rights in writing.

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3.12 Employment Matters. The Company does not have and, since its formation, has never had, any employees.

3.13 Litigation. Neither Seller nor the Company has received written notice that any investigation, audit or assessment by a Governmental Entity is currently pending involving the Company. To Seller’s Knowledge, there is no investigation, audit or assessment pending or threatened by any Governmental Entity with respect to the Company. There are no: (i) Actions pending or, to Seller’s Knowledge, threatened (A) against the Company, or any of the assets of the Company, or (B) against or involving any officer, director, employee or member of the Company (in their respective capacities as such) at law or in equity; and (ii) Orders in effect with respect to the Company or any of the assets of the Company.

3.14 Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by or on behalf of the Company in connection with the Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Purchaser has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the obligations hereunder have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.2 No Conflicts. The execution, delivery and performance by Purchaser of this Agreement, does not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Purchaser; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Purchaser is a party or by which Purchaser is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement.

4.3 Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by or on behalf of the Purchaser in connection with the Transactions.

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ARTICLE 5
COVENANTS

5.1 Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (a) if Purchaser shall have consented in writing or (b) as otherwise contemplated by this Agreement, (i) the Company shall conduct its business in the Ordinary Course of Business and (ii) the Company shall not:

(a) amend its Organizational Documents;

(b) redeem, purchase or issue any of its membership interests;

(c) sell, assign or transfer any portion of its tangible assets, except for sales of obsolete assets or assets with de minimis value;

(d) enter into any agreement with any of its managers, officers and employees outside the Ordinary Course of Business except pursuant to the existing terms of any agreement set forth on the Disclosure Schedules;

(e) create or incur any Lien on any asset of the Company;

(f) merge or consolidate with any other Person or effect any business combination, recapitalization or similar transaction; or

(g) authorize any of or agree or commit to do any of the foregoing actions.

5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Purchaser, Seller and the Company shall use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Article 6). The parties acknowledge and agree that nothing contained in this Section 5 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Seller’s or the Company’s obligations under this Agreement.

(b) After Closing, Seller, Purchaser and the Company will take all actions, execute and deliver all documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement.

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5.3 Holdback. A holdback of $100,000 (the “Purchase Consideration Holdback”) will be deducted pro rata from the Purchase Consideration payable to the Sellers pursuant to Section 1.2. The Purchase Consideration Holdback will be applied to pay for any renovations to the Property required to remedy any building code violations. Any amount remaining of the Purchase Consideration Holdback shall be released to the Sellers pro rata on the earlier of (i) the one-year anniversary of this Agreement, or (ii) within five (5) business days following receipt by the Company of notification in writing from any applicable Governmental Entity that any and all such violations have been adequately remedied. Purchaser shall provide Sellers with documentation to evidence any payments made to remedy such violations.

ARTICLE 6
CLOSING CONDITIONS

6.1 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate this Agreement is subject to the fulfillment on or prior the Closing Date of the following conditions:

(a) each of the representations and warranties of Sellers contained in Article 3 hereof shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except for, (i) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects and (ii) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(b) each Seller shall have performed and complied with in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) each Seller shall have delivered to Purchaser the items set forth in Section 2.3(a); and

(d) there shall not have been a Material Adverse Effect since the date hereof.

6.2 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the Transactions is subject to the fulfillment on or prior the Closing Date of the following conditions:

(a) Each of the representations and warranties of Purchaser contained in Article 4 hereof shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except for those representations and warranties that (i) are qualified by materiality, which shall be true and correct in all respects and (ii) address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(b) Purchaser shall have delivered to Sellers the items set forth in Section 2.3(b).

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ARTICLE 7
TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and Seller;

(b) by Purchaser, on written notice to Sellers, in the event either Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 2.3(a) not to be satisfied and (ii) is not cured within ten (10) days following delivery by Purchaser to Sellers of written notice of such breach; or

(c) by Sellers, on written notice to Purchaser, in the event Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 2.3(b) not to be satisfied and (ii) is not cured within ten (10) days following delivery by Sellers to Purchaser of written notice of such breach.

ARTICLE 8
INDEMNIFICATION

8.1 Survival. All of the representations, warranties and covenants contained in this Agreement shall survive until the eighteen (18) month anniversary of the Closing Date.

8.2 Indemnification by Seller. Each Seller agrees, jointly and severally, to save, defend, indemnify and hold harmless Purchaser, its successors and assigns, and their respective officers, directors, employees an agents (collectively, the “Seller Indemnified Persons”) from and against any and all claims, counterclaims, charges, complaints, demands, actions, causes of action, suits, remedies, rights, sums of money, costs, losses, covenants, contracts, controversies, agreements, promises, damages, obligations, liabilities and expenses (including reasonable attorneys’ fees and costs) (collectively, “Losses”), suffered or incurred by it or them, directly or indirectly, to the extent arising from, related to or as a result of (i) any untrue representation or breach of warranty by either Seller under this Agreement, (ii) the non-fulfillment of any covenant or other agreement of either Seller contained herein, or (iii) any and all Losses incident to any of the foregoing or in enforcing this indemnity.

8.3 Indemnification by Purchaser. Purchaser agrees to save, defend, indemnify and hold harmless each Seller and their respective successors and assigns, (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses, suffered or incurred by it or them, directly or indirectly, to the extent arising from, related to or as a result of (i) any untrue representation or breach of warranty by Purchaser under this Agreement, (ii) the non-fulfillment of any covenant or other agreement of Purchaser contained herein, or (iii) any and all Losses incident to any of the foregoing or in enforcing this indemnity.

8.4 Limitations. Notwithstanding anything to the contrary contained herein, neither party’s aggregate liability in respect of claims for indemnification pursuant to this Agreement shall exceed $1,150,000 (the “Cap”); provided, however, that the Cap shall not apply to indemnifiable Losses pursuant to Section 8.2(ii) or 8.3(ii), as applicable.

8.5 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other remedies.

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ARTICLE 9
MISCELLANEOUS

9.1 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed delivered (i) upon personal delivery if during business hours or, if not, on the next business day, (ii) three (3) business days after deposit of the same in the U.S. mail if mailed by certified mail (return receipt requested), or (iii) one (1) business day after deposit of the same with a nationally recognized overnight courier service if mailed for next business day delivery, in each case, to the addressee thereof at its address set forth below (or at such other address of such party as such party shall have specified in a notice to the other party):

If to Purchaser:

Terra Tech Corp.

3242 S. Halladay St., Suite 202

Santa Ana, CA 92705

Attention: CEO

If to Sellers:

Nicholas Kovacevich

______________________

______________________

Dallas Imbimbo

______________________

______________________

9.2 Successors and Assigns; Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto; provided, that, no party may assign any of its rights or obligations under this Agreement without the prior written consent of the other non-assigning party. Any purported assignment in contravention of the foregoing shall be deemed null and void.

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9.3 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.4 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of California, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

9.5 Jurisdiction. Each Party consents to the exclusive personal and subject matter jurisdiction and venue of the Superior Court of the State of California for the County of Orange and no other court, in any action arising out of or relating to this Agreement. Each Party waives any other venue to which such Party might be entitled by domicile or otherwise. The Parties expressly waive any right to enforce or litigate this Agreement or any portion thereof in federal court on the basis of, inter alia, diversity or removal jurisdiction that might otherwise apply absent this waiver.

9.6 Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

9.7 Entire Agreement. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof. Any agreement, discussions, or negotiations among the parties prior to the date hereof with respect to the purchase of the Membership Interests is superseded by this Agreement. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8 Amendment; Waiver. No provision of this Agreement may be amended except in a written instrument signed by Purchaser and Seller. No provision of this Agreement may be waived except in a written instrument signed by the party waiving the benefit to which it is otherwise entitled. No waiver of any provision, condition, or requirement of this Agreement shall be deemed to be a waiver continuing into the future or a waiver on a subsequent occasion or a waiver of any other provision, condition, or requirement of this Agreement, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair such party’s ability to exercise such right.

9.9 Expenses. Each party hereto shall pay its own costs and expenses involved in carrying out the Transactions.

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9.10 Remedies Are Exclusive. The remedies provided in this Agreement for a breach of a party’s obligations hereunder shall be exclusive and shall preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto, whether at law or equity.

9.11 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to fulfill its obligations under this Agreement.

ARTICLE 10
DEFINITIONS

10.1 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any action, arbitration, claim, litigation, proceeding or lawsuit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Entity.

“Agreement” is defined in the Preamble.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Company” is defined in the Recitals.

“Company Operating Agreement” is defined in Section 1.1.

“Encumbrances” is defined in Section 1.1.

“Governmental Entity” means any supranational, federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Law” means any law, statute, code, ordinance, rule, regulation, judgment, injunction, Order or decree of any Governmental Entity.

“Liability” means any indebtedness, debts, claims, obligations and other liabilities of a Person, whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, and including all costs and expense relating thereto.

“Losses” is defined in Section 8.2.

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“Material Adverse Effect” means any fact, circumstance, development, event, condition, occurrence or change that (a) has, or would be reasonably expected to have, either individually or in the aggregate with all other facts, circumstances, developments, events, conditions, damages, losses, occurrences or changes, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) business (as conducted as of the date hereof) or results of operation of the Company, or (b) has, or would be reasonably expected to have, a material adverse effect on the ability of the Company to consummate the Transactions.

“Membership Interests” is defined in the Recitals.

“Order” means any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity.

“Ordinary Course of Business” means in accordance with the ordinary and customary day-to-day operations of the Company consistent with its past practice with respect to the activity in question.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, limited liability company agreement, limited partnership agreement, operating agreement or similar governing documents, as amended.

“Party” and “Parties” is defined in the Preamble.

“Permits” means all permits, licenses, approvals, consents, notices, waivers, qualifications, filings, registrations, exemptions and authorizations by or of, or registrations with, any Governmental Entity necessary to conduct the business and own the assets of the Company as currently conducted and owned.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any department, agency or political subdivision thereof or any other organization or entity of any kind.

“Purchase Consideration” is defined in Section 1.2.

“Purchaser” is defined in the Preamble.

“Purchaser Indemnified Persons” is defined in Section 8.3.

“Securities Act” is defined in Section 1.1.

“Seller” is defined in the Preamble.

“Seller Indemnified Persons” is defined in Section 8.2.

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“Seller’s Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of either Nicholas Kovacevich or Dallas Imbimbo.

“Tax” or “Taxes” means (i) any and all U.S. federal, state, local, territorial and non-U.S. taxes, assessments and other governmental charges, duties, impositions, withholdings, fees, levies, imposts and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, gains, capital gains, sales, use, business and occupation, license, registration, and value added, goods and services, ad valorem, capital, windfall profit, production, transfer, stamp, alternative or add-on minimum, intangibles, estimated, franchise, withholding, payroll (including social security contributions), employment, severance, recapture, employment, excise and property (real and personal) taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this section as a result of being a member of an affiliated, consolidated, combined goods and services, unitary or similar group for any period (including an arrangement for group or consortium relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) and (ii) of this section as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor or otherwise by operation of Law.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLERS:

Nicholas Kovacevich

By:	/s/ Nicholas Kovacevich
Name:	Nicholas Kovacevich

Dallas Imbimbo

By:	/s/ Dallas Imbimbo
Name:	Dallas Imbimbo

PURCHASER:

Terra Tech Corp.

By:	/s/ Francis Knuettel II
Name:	Francis Knuettel II
Title:	CEO/President

Membership Interest Purchase Agreement

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DISCLOSURE SCHEDULES

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